EXHIBIT 13.16

Name: We’re Filling Up Fast

Type: Email

Platform: Email

Date Posted/Sent: 19MAY2022

Hey,

I just wanted to take a moment to follow up with you regarding your interest in ADPI Capital™ and Equity Fund 1™.

Since our launch just a little over two weeks ago, we’ve received a MASSIVE amount of interest and soft commitments.

In fact, we’re already well over our initial projections at this phase of our Fund pre-launch!

If you’ve already made your soft commitment to Equity Fund 1™ you’re in the clear and will be the FIRST to find out when we are ready to officially accept capital.

If you haven’t yet, don’t worry - there’s still time

Here’s what you need to do in 3 simple steps:

1. Click here to access our secure portal

2. Click the Soft Commit button

3. Fill out the required information

Boom! You’re in. The whole process takes less than 2 minutes!

If you have any questions at all, please don’t hesitate to reach out.

Kevin Brenner

Director of Investor Relations, ADPI Capital™

Host, ADPI Podcast

invest@adpicapital.com

The information provided herein does not, and is not intended to, constitute legal advice; instead, all information, content, and materials are for general informational purposes only. Information contained herein may not constitute the most up-to-date legal or other information. Readers should contact their attorney to obtain advice with respect to any particular legal matter. No reader should act or refrain from acting on the basis of information contained herein without first seeking legal advice from counsel in the relevant jurisdiction.

No money or other consideration is being solicited for our Regulation A+ offering at this time and if sent into the Fund will not be accepted. No offer to buy securities in a Regulation A+ offering of the Fund can be accepted and no part of the purchase price can be received until the Fund’s offering statement is qualified with the SEC. Any such offer to buy securities may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance given after the qualification date. Any indications of interest in the Fund’s offering involves no obligation or commitment of any kind.

The Fund is testing the waters under Regulation A of the Securities Act of 1933, as amended. This process allows companies to determine whether there may be interest in an eventual offering of its securities. the Fund is not under any obligation to make an offering under Regulation A. The Fund may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering may not be made under Regulation A. For example, the Company may determine to proceed with an offering under Rule 506(c) of Regulation D, in which case we will only offer our securities to accredited investors as defined by Rule 501(a) of Regulation D. If the Fund does go ahead with an offering under Regulation A, it will only be able to make sales after it has filed an offering statement with the Securities and Exchange Commission (“SEC”) and only after the SEC has qualified such offering statement. The information in the offering statement will be more complete than these test-the-waters materials and could differ in important ways. You must read the offering statement filed with the SEC. Visit https://bit.ly/39zVgPa to review our preliminary offering circular.